Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
December 30, 2004

PEABODY ENERGY TO ACQUIRE 324 MILLION TONS OF
ULTRA-LOW-SULFUR POWDER RIVER BASIN COAL RESERVES

ST. LOUIS, Dec. 30 – Peabody Energy (NYSE: BTU) today announced that one of its units is the winning bidder for 324 million tons of high Btu, low sulfur coal reserves in the Powder River Basin.

The reserves feature some of the best quality coal in the Powder River Basin, with an average heat content in excess of 9,000 Btu/lb. and a sulfur content of 0.55 lbs./million Btu. The winning bid for the reserves was $0.92 cents per mineable ton, made through a sealed bid auction process. The Bureau of Land Management (BLM) has determined that the offer met the agency’s fair market analysis. Peabody expects to finalize the lease acquisition over the next 60 to 90 days.

The reserves are adjacent to Peabody’s North Antelope Rochelle Mine, located in Campbell County, Wyo., which shipped more than 80 million tons in 2003. Peabody’s Powder River Coal Company mines last year shipped a record 106.5 million tons of coal. With the acquisition, Peabody will control 9.8 billion tons of total reserves, 3.3 billion of which is in the Powder River Basin.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2003 sales of 203 million tons and $2.8 billion in revenues. Its coal products fuel more than

10 percent of all U.S. electricity and more than 2.5 percent of worldwide electricity.